Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces Financial Guidance and Fourth Quarter and Fiscal 2012 Results

•	Company posts record earnings and revenue for the quarter and the year

•	Revenue increased 50% in 2012

•	Adjusted EBITDA improved 61% over full year 2011

•	EPS increased 146% in 2012 compared with 2011

Frederick, MD., Feb. 26, 2013 – U.S. Silica Holdings, Inc. (NYSE: SLCA) announced today net income of $21.8 million or $0.41 per basic and diluted share for the fourth quarter ended Dec. 31, 2012 compared with net income of $10.0 million or $0.20 per basic and diluted share for the same period in 2011.

Bryan A. Shinn, president and chief executive officer of the company commented, “2012 was truly exceptional for U.S. Silica, starting with our successful initial public offering at the beginning of the year and concluding with record financial results for the full twelve months. Our success is due largely to the power of our business model, our strong customer relationships and the drive and determination of our talented group of employees.” Shinn continued, “Looking ahead, we have strategically positioned ourselves well in all of our major markets to provide a strong platform for sustained growth and increased profitability in 2013.”

Fiscal 2012 Highlights

Total Company

•	Revenue totaled $441.9 million compared with $295.6 million in 2011, driven primarily by strength in the Oil and Gas Proppants segment.

•	Overall sales volumes increased to 7.2 million tons or 14% above the prior year sales volume of 6.3 million tons.

•	Contribution margin totaled $193.7 million compared with $120.6 million in 2011.

•	Adjusted EBITDA was $150.6 million or 34.0% of revenue compared with $93.6 million or 31.7% of revenue in 2011.

•	Net income was $79.2 million or $1.50 per basic and diluted share compared with $30.3 million or $0.61 per basic and diluted share for the full year 2011.

•	Cash and cash equivalents at Dec. 31, 2012 totaled $61.0 million versus $59.2 million at Dec. 31, 2011.

Fourth Quarter 2012 Highlights

Total Company

•	Revenue totaled $118.8 million compared with $83.6 million for the same period in 2011, an improvement of 42.1%. The increase was driven primarily by strength in the Oil and Gas Proppants segment.

•	Overall sales volumes increased to 1.8 million tons or 10.0% above the fourth quarter of 2011.

•	Contribution margin for the quarter of $50.5 million was $12.2 million or 32% higher than the same period last year.

•	Adjusted EBITDA was $39.0 million or 32.8% of revenue compared with $27.2 million or 32.5% of revenue for the same period last year.

•	Net income was $21.8 million compared with $10.0 million in the fourth quarter 2011, an improvement of 117.0%.

Oil and Gas

•	Revenue for the quarter totaled $70.9 million compared with $37.8 million in the same period in 2011.

•	Segment contribution margin was $37.5 million versus $23.8 million in the fourth quarter of 2011.

Industrial and Specialty Products

•	Revenue for the quarter totaled $47.9 million compared with $45.9 million for the same period in 2011.

•	Segment contribution margin was $13.0 million versus $14.5 million in the fourth quarter of 2011.

Capital Update

As of Dec. 31, 2012, the Company had $61.0 million in cash and cash equivalents and $32.1 million available under its credit facilities. Total outstanding debt at Dec. 31, 2012 totaled $255.4 million. Capital expenditures in 2012 totaled $105.7 million and were associated primarily with investments in a new resin-coated proppant plant in Rochelle, IL, a new Greenfield mine in Sparta, WI and various investments in its logistics network company-wide.

In December, 2012, the Company amended its credit facility which increases the commitment from $35 million to $50 million, garners more favorable fees and terms and extends the length of the agreement by one year.

Outlook and Guidance

The company expects first quarter 2013 revenues of approximately $115 million to $123 million and adjusted EBITDA of between $36 million and $39 million. For the full year, 2013, the Company anticipates adjusted EBITDA in the range of $165 million to $175 million. In addition, the Company expects capital expenditures of between $50 million to $60 million and an effective tax rate of approximately 27% to 28%.

Conference Call

U.S. Silica will host a conference call for investors today, Feb. 26, 2013 at 10:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan A. Shinn, President and Chief Executive Officer and Don Merril, Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 705-6003 or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The Passcode for the replay is 408533. The replay of the call will be available through March 26, 2013.

About U.S. Silica

U.S. Silica Holdings, Inc., a Delaware corporation, is the second largest domestic producer of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, MD.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2012	2011
	(in thousands, except per share amounts)
Sales	$118,846	$83,631
Cost of goods sold (excluding depreciation, depletion and amortization)	70,988	50,051
Operating expenses
Selling, general and administrative	11,542	6,856
Advisory fees to parent	—	8,313
Depreciation, depletion and amortization	7,179	5,363

	18,721	20,532

Operating income	29,137	13,048
Other (expense) income
Interest expense	(3,244)	(3,902)
Other income, net, including interest income	3,931	528

	687	(3,374)

Income before income taxes	29,824	9,674
Income tax (expense) benefit	(8,030)	371

Net income	$21,794	$10,045

Earnings per share:
Basic	$0.41	$0.20
Diluted	$0.41	$0.20

U.S. SILICA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$61,022	$59,199
Accounts receivable, net	59,564	46,600
Inventories, net	39,835	29,307
Prepaid expenses and other current assets	6,738	8,561
Deferred income tax, net	10,108	28,007
Income tax receivable	—	3,895

Total current assets	177,267	175,569

Property, plant and mine development, net	414,218	336,788
Debt issuance costs, net	2,111	1,291
Goodwill	68,403	68,403
Trade names	10,436	10,436
Customer relationships, net	6,531	6,942
Other assets	7,844	6,367

Total assets	$686,810	$605,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$5,390	$5,588
Accounts payable	37,333	36,579
Accrued liabilities	9,481	9,875
Accrued interest	2	1,659
Current portion of long-term debt	2,433	6,364
Income tax payable	20,596	—
Current portion of deferred revenue	4,855	10,393

Total current liabilities	80,090	70,458

Long-term debt	252,992	255,425
Note payable to parent	—	15,000
Liability for pension and other post-retirement benefits	52,747	52,078
Deferred revenue	—	2,128
Deferred income tax, net	59,111	75,915
Other long-term obligations	10,176	12,858

Total liabilities	455,116	483,862

Commitments and contingencies

Stockholders’ Equity:
Common stock	529	500
Preferred stock	—	—
Additional paid-in capital	163,579	103,757
Retained earnings	82,731	30,038
Treasury stock, at cost	(970)	—
Accumulated other comprehensive loss	(14,175)	(12,361)

Total stockholders’ equity	231,694	121,934

Total liabilities and stockholders’ equity	$686,810	$605,796

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

	Three Months Ended December 31,
	2012	2011
	(in thousands)
Net income	$21,794	$10,045
Total interest expense, net of interest income	3,193	3,866
Provision for taxes (benefit)	8,030	(371)
Total depreciation, depletion and amortization expenses	7,179	5,363

EBITDA	40,196	18,903
Non-cash deductions, losses and charges (1)	379	(526)
Non-recurring expenses (income)(2)	(3,737)	(733)
Transaction expenses (3)	—	—
Permitted management fees and expenses(4)	—	8,312
Non-cash incentive compensation(5)	668	555
Post-employment expenses (excluding service costs)(6)	450	422
Other adjustments allowable under our existing credit agreements	1,015	269

Adjusted EBITDA	$38,971	$27,202

Investor Contact:

U.S. Silica Holdings, Inc.

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com